SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	November 5, 2007
Stillwater Mining Company
(Exact name of registrant as specified in its charter)

Delaware	1-13053	81-0480654

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1321 Discovery Drive, Billings, Montana	59102

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(406) 373-8700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
     On November 5, 2007, Stillwater Mining Company entered into Amendment No. 2 and Waiver to Credit Agreement (“Agreement”) with the lenders under its credit facility and Toronto Dominion (Texas) LLC, as administrative agent for the lenders. A copy of such amendment and waiver is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
     The Agreement increased the covenant limits on annual capital expenditures for 2007, 2008 and 2009; permitted certain capital expenditures in connection with the construction of the Company’s second smelting furnace; revised a covenant to accommodate additional palladium sales commitments under a newly signed automotive agreement; and clarified the definition of “Debt” in the credit agreement.
     In addition, the Agreement amendment increases the current 225-basis-point spread over LIBOR in the term loan to 250 basis points over LIBOR and varies the interest rate applicable to the revolving credit facility to 250 basis points over LIBOR if the Company’s Debt to EBITDA ratio is less than 2:50 to 1.
     As of September 30, 2007, the Company has $98.6 million outstanding under the term loan facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STILLWATER MINING COMPANY
Dated: November 8, 2007	By:	/s/ John R. Stark
		Name:	John R. Stark
		Title:	Vice President, Human Resources, Secretary and General Counsel

EXHIBIT INDEX

Number	Title
10.1	Amendment No. 2 and Waiver to Credit Agreement, dated as of November 5, 2007, by and among Stillwater Mining Company and Toronto Dominion (Texas) LLC.